UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, DC 20549


                      SCHEDULE 14A
                    (RULE 14 a -101)


         INFORMATION REQUIRED IN PROXY STATEMENT
                 SCHEDULE 14A INFORMATION


       PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
           THE SECURITIES EXCHANGE ACT OF 1934


               Filed by the Registrant [X]


                Check the appropriate box:
              [X] Definitive Proxy Statement



                       OMAGINE, INC.
                       -------------
      (Name of Registrant as Specified In Its Charter)



             Alfa International Holdings Corp.
             ---------------------------------
                (Former Name of Registrant)



      Payment of Filing Fee (Check the appropriate box):
                    [X] No fee required.

                          OMAGINE, INC.
           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD December 14, 2007
                  ----------------------------

To the Stockholders of Omagine, Inc.:

You are hereby notified that the Annual Meeting of Stockholders (the "Annual Meeting") of Omagine, Inc., a Delaware corporation ("Omagine" or the "Company"), will be held at the conference room on the 59th floor of the Empire State Building, 350 Fifth Avenue, New York, N.Y. 10118, on Friday, December 14, 2007 AT 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

1. To elect five (5) members to the Company's Board of Directors, each for a term of one year or until their successors are elected and qualified in accordance with the Company's
Certificate of Incorporation and By-Laws.

2. To ratify the selection by the Company of Michael T. Studer, C.P.A., P.C., independent public accountants, to audit the financial statements of the Company for the year ending December
31, 2007. (Proposal No. 2) and

3. To consider and vote on a proposal to increase to 75,000,000 the number of shares of its $0.001 par value common stock
("Common Stock") that the Company shall be authorized to issue.
(Proposal No. 3) and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing Proposals are more fully described in the proxy statement that is attached and made a part hereof.

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MONDAY,
OCTOBER 15, 2007 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE
ANNUAL MEETING.

Each share of Common Stock is entitled to one vote. The transfer books of the Company will not be closed. From October 22, 2007 until the date of the meeting, a list of shareholders entitled to vote at the Annual Meeting will be available to shareholders for any purpose germane to the Annual Meeting during ordinary

                             (2)
business hours at the Company's offices located at 350 Fifth
Avenue, Suite 1103, New York, NY 10118.

A proxy statement, proxy and a copy of the Company's Annual
Report as amended on Form 10-KSB for the fiscal year ended
December 31, 2006 as filed with the Securities & Exchange
Commission are enclosed herewith.

If you are unable to attend the Annual Meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may revoke your proxy in writing at any time before it is voted and vote your shares.

By Order of the Board of Directors,

                         /s/ Charles P. Kuczynski, Secretary

                  New York, N.Y.
                  September 27, 2007

Mailed to Stockholders
on or about November 30, 2007

----------------------------------------------------------------
                  YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON,
PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN
THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

----------------------------------------------------------------








                             (3)

                         OMAGINE, INC.
                 350 FIFTH AVENUE, SUITE 1103
                     NEW YORK, N.Y. 10118

                       PROXY STATEMENT
              FOR ANNUAL MEETING OF STOCKHOLDERS
              ----------------------------------

GENERAL INFORMATION

This proxy statement is furnished to the Common Stockholders of Omagine, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders (the "Annual Meeting") to be held at the conference room on the 59th floor of the Empire State Building, 350 Fifth Avenue, New York, N.Y. 10118, on Friday, December 14, 2007 at 10:00 A.M. and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked ("Shares") will be voted at the Annual Meeting. If no directions are specified, such Shares represented by proxies will be voted FOR the election of the Board nominees as specified in this Proxy Statement. In all cases, Shares with respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast. The accompanying proxy is solicited by the Company's Board of Directors and may be revoked by the Stockholder any time before it is voted.

The Company's complete mailing address is 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. The Company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available free of charge in electronic or paper form upon request to us after they are electronically filed with, or furnished to, the Securities and Exchange Commission (the "Commission"). All materials filed by us with the Commission also can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the Commission's Web site at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.
                             (4)

SOLICITATION, RECORD DATE AND VOTING PROCEDURES

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of shares of the Company's $0.001 par value Common Stock ("Common Stock"). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with any such solicitation. The close of business on October 15, 2007 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 45,022,405 shares of its Common Stock issued and outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of the holders of a majority of the Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The Company's Secretary, Charles P. Kuczynski, will tabulate votes cast by proxy and act as inspector of elections to tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. There are no shares of the Company's preferred stock outstanding.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding Common Stock eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose. There are no treasury shares issued or outstanding.

VOTES NEEDED

Votes may be cast in favor of, against or withheld from, each director nominee. The directors, however, will be elected by

                             (5)
plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect. The director candidates who receive the most votes will be elected to fill the seats on the Board. Approval of the other proposals, if any, requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ATTENDING IN PERSON

Only shareholders or their proxy holders and the Company's guests may attend the meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each shareholder and guest will be asked to present a valid government issued picture identification, such as a driver's license, before being admitted to the meeting.

In order to gain admission to the meeting, registered shareholders should bring their proxy card with them to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on October 15, 2007, the Record Date for voting.

Shareholders who do not present a proxy card, account statement or letter from the nominee at the meeting will be admitted only upon verification of ownership at the admissions counter.

CONTACT INFORMATION

If you have questions or need more information about the annual meeting, write to:

Charles P. Kuczynski, Secretary
Omagine, Inc.
The Empire State Building
350 Fifth Avenue, Suite 1103
New York, N.Y. 10118
or call us at (212) 563-4141.
                             (6)

THE PROXY

The persons named as proxy holders, Frank J. Drohan and Charles
P. Kuczynski, were selected by the Company's Board of Directors and currently serve as executive officers of the Company.

All shares represented by each properly executed, un-revoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, shares of Common Stock represented by the proxy will be voted as to the proposal for which no specification is given as follows:

FOR the election of Frank J. Drohan, Charles P. Kuczynski, Louis
J. Lombardo, Salvatore J. Bucchere and Kevin O'C. Green as directors to the Board of Directors to hold office for a term of one year or until their successors are elected and qualified in accordance with the Company's Certificate of Incorporation and By-Laws.

FOR the ratification of the appointment of Michael T. Studer, C.P.A. P.C. as the Company's independent auditors for the year ending December 31, 2007.

FOR the proposal to increase to 75,000,000 the number of shares of Common Stock that the Company shall be authorized to issue from the currently authorized number of 50,000,000.

The Company presently does not know of any other such business to be conducted at the Annual Meeting.

REVOCABILITY OF PROXY

If shares of Common Stock are held in your name, you may, with respect to such shares, revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to the Company (to the attention of Charles P. Kuczynski, the Company's Secretary), at the address of the Company's principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or
(ii) attending the Annual Meeting and voting in person. If your shares are held in "street name," you should follow the directions provided by your broker regarding how to revoke your

                             (7)
proxy. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections, Mr. Charles P. Kuczynski, at the Annual Meeting.

                        PROPOSAL NO. 1

                    ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of five (5) directors. The Board of Directors proposes a slate of five (5) directors for election at the Company's Annual Meeting, all of whom are existing directors. The directors of the Company are elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Provided that a quorum is present, directors are elected by a plurality of the votes cast at an election.

Directors who are employees of the Company receive no fees for acting as such. Independent Directors have been granted stock options as described herein in lieu of cash fees for acting as Directors of the Company. All Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending Board and Committee meetings. Officers of the Company are appointed by the Board of Directors and serve at the Board of Directors' discretion and subject to the terms of their employment agreements, if any, with the Company. See "EXECUTIVE COMPENSATION - Employment Agreements." It is the intention of the persons named in the accompanying proxy card, unless otherwise directed, to vote for the election to the Board of Directors of the following nominees: Salvatore J. Bucchere, Kevin O'C. Green, Louis J. Lombardo, Charles P. Kuczynski and Frank J. Drohan. However, should any of the nominees be unable to stand for election as of the date of the Annual Meeting, a situation which is not now anticipated, proxies solicited hereby will be voted in favor of those nominees who do remain candidates for election and may be voted in favor of substitute nominees for original nominees unable to stand for election. The nominees for election have agreed to serve if elected and the Board of Directors has no reason to believe that any of these nominees will be unable to serve if elected. No arrangement or

                             (8)
understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Omagine, Inc.

The Board of Directors recommends Shareholders vote FOR the election of the nominees set forth below.

The following table sets forth the names and information about nominees for election to the Board of Directors.

Name                               Age   Current Position
-----                             ----- ------------------
Frank J. Drohan(1)(2)               62  Chairman of the Board,
                                         President, Chief
                                         Executive and Financial
                                         Officer & Director
Charles P. Kuczynski                54  Vice-President,
                                         Secretary and Director
Louis J. Lombardo(3)                62  Director
Salvatore J. Bucchere (1)(2)(3)     64  Director
Kevin O'C. Green (1)(2)(3)          59  Director

(1) Member of the Stock Option Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

Frank J. Drohan has served as a Director, Chairman of the Board, President and CEO of Omagine since 1991. Mr. Drohan was also Chairman of the Board, President and owner of Rif International Corp., ("Rif") a privately held company, which had extensive overseas activities in the Middle East between 1977 and 1986. Rif ultimately acquired the Ty-Breakers business and was itself acquired by Omagine in 1997. Mr. Drohan also served as President and a Director and principal shareholder of Journey of Light, Inc. ("JOL"). During 2005 Omagine exercised its option to acquire JOL (See: "Certain Relationships and Related Transactions"). Mr. Drohan continues in his position as President and a Director of JOL and also serves as a Director and Chairman of the Board of Omagine's other two wholly-owned subsidiaries, Ty-Breakers Corp., ("Ty- Breakers") and Contact Sports, Inc. ("Contact").

                             (9)

Charles P. Kuczynski has served as a Vice-President, Director and Secretary of Omagine between 1988 and 1993 and from 1996 to the present. Mr. Kuczynski was employed as Vice-President of Sales for Ty-Breakers from 1993 until its acquisition by Omagine in 1997. Mr. Kuczynski is the inventor of KENSEL, and a patent for KENSEL was issued in his name in September 1992, which patent subsequently was assigned to Ty-Breakers. He also serves as the President, Secretary and a Director of both Ty-Breakers and Contact.

Louis J. Lombardo has served as an independent Director of Omagine since July 1, 2005. Mr. Lombardo holds an MBA degree from NY University. For 35 years Mr. Lombardo was employed by American Express Company, recently retiring as Executive Vice-President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. His responsibilities included controlling International Risk Management and Global Fraud as well as customer service for Cardmembers and Merchants. Presently, Mr. Lombardo runs his own consulting company and owns and operates two privately held businesses.

Salvatore J. Bucchere has served as an independent Director of Omagine since October 2001. Mr. Bucchere holds a bachelors degree in business administration in Accounting from St. Johns University in New York. From 1965 to 1968 he was employed as a management consultant with Arthur Young & Co. and Main LaFrentz & Co. in New York. From 1968 to 1971, Mr. Bucchere taught accounting and law at Bishop Ford High School in Brooklyn. From 1971 to 1977, he served as the Vice President and Secretary of Centennial Industries, Inc., as a director of its Biddle Purchasing Co. subsidiary and as president of its Jabro Automotive Co. subsidiary. During this time, he was one of the founders, with Mr. Drohan, of Biddle International Sales Co. From 1977 to 1979, he was active in business operations overseas and in the Middle East as a Vice President and Director of Rif International Corp. From 1979 to 1982, he was Executive Vice President of Custom Carburetor Co. and from 1982 until 2003 he was the Chairman of the Board and controlling shareholder of Columbia Products Co., a manufacturer and distributor of rebuilt carburetors and automotive parts in the eastern United States. Mr. Bucchere presently owns and operates an internet based

                             (10)
marketing and sales company and is active as a marketing consultant in the energy business.

Kevin O'C. Green has served as an independent Director of Omagine since October 2001. Mr. Green graduated from St. Peter's Preparatory School, Jersey City, New Jersey in 1966. He graduated from the College of St. Thomas in St. Paul, Minnesota with majors in Geology and Philosophy in 1970. He graduated from the University of Minnesota Law School in 1975. Mr. Green has practiced law in Minnesota as a trial lawyer handling several significant pieces of litigation. Mr. Green's law practice has extended to several different states where he has been lead counsel in various trials. He has extensive experience in business litigation including securities matters and has represented many business clients over the years, including the Minneapolis Star and Tribune. Mr. Green has interests in mining operations in Central America and is also Chief Executive Officer of Green Ventures, Ltd., a privately-held company specializing in providing disaster management and redundancy services for the financial services industry.

BOARD COMMITTEES AND MEETINGS

The Board of Directors held three meetings during the Company's fiscal year ended December 31, 2006. The Board of Directors has appointed a Compensation Committee, Audit Committee and Stock Option Committee. Each director attended 75% or more of the aggregate of (i) the total number of meetings of the Company's Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which the director served during the periods that he served.

The Board of Directors does not have a formal policy regarding attendance by members of the Board at the Annual Meeting. However, the Company's directors are encouraged to attend and, historically, more than a majority have done so.
..
The Company's Compensation Committee currently consists of three independent directors, Mr. Bucchere, Mr. Lombardo and Mr. Green. The compensation committee is responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive

                             (11)
officers. The compensation committee did not hold any meetings during the fiscal year ended December 31, 2006.

Historically, the Board of Directors has not adopted a formal policy concerning stockholder recommendations regarding the election of directors. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. Although the Company's Board of Directors has historically designated nominees for election, the Board will consider nominations submitted by the Company's stockholders. To date, the Board has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among the slate of nominees in the proxy statement.

In evaluating director candidates, the Board of Directors considers a number of factors, including the appropriate size of the Board of Directors; the knowledge, skills and experience of candidates, including experience in business, finance and administration; skills and experience already possessed by other members of the Board; experience with accounting rules and practices; and the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members. The Board of Directors' goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board also considers candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board of Directors and any nominating committee that is formed may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Board of Directors identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above.

                             (12)

Current members of the Board of Directors are polled for suggestions as to individuals meeting the desired criteria.
Research may also be performed to identify qualified individuals. To date, the Board has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although in the future it may retain a third party search firm if necessary.

Stockholders seeking to nominate persons for election as directors at the Company's 2007 Annual Meeting of Stockholders should submit such nominations in writing to Omagine, Inc., c/o Corporate Secretary, 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. In order to ensure that the Company's Board of Directors has a reasonable opportunity to evaluate such nominations, such nominations must be submitted no later than March 1, 2008. Historically, the Company has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

DIRECTOR COMPENSATION

Employee-directors do not receive cash compensation for their service as members of the Board of Directors. Beginning in 2006, non-employee directors received fees for attendance at Board of Directors meetings and the Company's annual meeting according to the Schedule of Director's Fees filed in the Company's 2006 Form 10-KSB. In 2006, each of the three non-employee directors received a total of $1,000 for their attendance at Board meetings, including the annual meeting. Members of the Audit Committee, Compensation Committee and Stock Option Committee do not receive any compensation for their service as members of those respective committees. All directors are reimbursed for reasonable out of pocket expenses incurred in connection with serving as a director.

On the date of appointment to the Board, new non-employee outside Directors are entitled to a one-time grant of 30,000 non-qualified stock options exercisable at a price equal to the closing bid price on the date of grant, vested ratably over

                             (13)
three years. Non-employee outside Board members that, as of December 31 of any fiscal year, have served on the Board for at least 3 years, will be granted on the first business day of each fiscal year subsequent to the 2006 fiscal year,10,000 options (or such other number of shares determined by the Board in its discretion) at the closing bid price on the date of grant, vesting immediately upon grant. The date of grant shall be the first business day of each fiscal year next following completion of such three years of service. During 2006, no additional options were granted to Board members. Directors of the Company, who are employees of the Company do not receive additional compensation for their services as Directors.

The Board of Directors has granted options to purchase thirty thousand (30,000) shares of Common Stock to each of its non-employee directors, Mr. Bucchere, Mr. Green and Mr. Lombardo. On January 1, 2004, ten thousand of such Options vested as to each of Mr. Bucchere and Mr. Green, respectively, and an additional ten thousand of such Options vested to them on January 1, 2005. The final ten thousand of such Options vested on January 1, 2006 as to each of Mr. Bucchere and Mr. Green. The exercise price of all such Options for Mr. Bucchere and Mr. Green is seventeen cents ($0.17) per share. The Options shall expire five years after the date of the grant. On July 1, 2005, ten thousand of such Options vested to Mr. Lombardo. An additional ten thousand of such Options vested on July 1, 2006 and the final ten thousand of such Options vested on July 1, 2007. The exercise price of all such Options for Mr. Lombardo is one dollar ($1.00) per share. The Options shall expire five years after the date of the grant.

On October 30, 2007, the Company issued 30,000 non-qualified stock options to Mr. Salvatore J. Bucchere, an outside director and 30,000 non-qualified stock options to Mr. Kevin O'C. Green an outside director. The options are exercisable at a price of $0.90 per share and exercisable ratably at 10,000 shares per year during the first 3 years subsequent to the date of grant and expire five years after the date of grant. 10,000 of such options are currently exercisable by each of Mr. Green and Mr. Bucchere. The remaining 20,000 of such options for each of Mr. Bucchere and Mr. Green shall become exercisable as follows:
10,000 on January 1, 2008; and 10,000 on January 1, 2009.


                             (14)

                       PROPOSAL NO. 2

      RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the firm of Michael T. Studer, C.P.A., P.C., independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2007. It is anticipated that Michael T. Studer will be present at the Annual Meeting to respond to appropriate questions and he will have the opportunity, if he so desires, to make a statement.

The Board of Directors recommends a vote FOR the ratification of The selection of MICHAEL T. STUDER, CPA, P.C.


REQUIRED VOTE

The affirmative vote of the holders of a majority of the Common Stock present or represented at the Annual Meeting is required to approve the ratification of the selection of Michael T. Studer, C.P.A., P.C. as the Company's independent auditor for the year ending December 31, 2007. Only votes for or against a proposal count. Abstentions and broker non-votes will have no effect.


                       PROPOSAL NO. 3

         INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has adopted a resolution to amend the Company's Certificate of Incorporation to increase the number of its authorized shares of Common Stock. Currently the Company is authorized to issue up to 50,000,000 shares of its Common Stock of which, as of the date hereof, 45,022,405 shares are issued and outstanding and 2,500,000 shares are reserved under the Alfa International Corp. 2003 Stock Option Plan (the "Stock Option Plan"), leaving only 2,477,955 shares available for future issuance. If approved by our stockholders, the additional shares of Common Stock resulting from the increase in authorized capital would be available for issuance from time to time to meet business demands as they arise. The Board of Directors

                             (15)
believes that the authorization of such additional shares will provide the Company with the flexibility to issue shares of Common Stock for such corporate purposes as may be identified in the future by the Board of Directors without the possible expense and delay of a special shareholders' meeting at such time. The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's shareholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.

The Company has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized, except that the Company is required under the Stock Option Plan to maintain sufficient authorized but unissued shares of Common Stock to meet the Company's obligations under the Stock Option Plan. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such shareholders' percentage voting power.

If the proposal to increase authorized common stock is approved by the stockholders, the Company will file an amendment to its Certificate of Incorporation with the Delaware Secretary of State in order to effect the increase in authorized Common Stock


The Board of Directors recommends a vote FOR the proposal to increase the number of authorized shares of Common Stock.

REQUIRED VOTE
The affirmative vote of the holders of a majority of the Common Stock present or represented at the Annual Meeting is required to approve the proposal to increase the number of its authorized shares of Common Stock. Only votes for or against a proposal count. Abstentions and broker non-votes will have no effect.

                             (16)

OTHER MATTERS
EXECUTIVE OFFICERS
The Executive Officers and Directors of the Company are as follows:

NAME                    AGE            POSITION
------                  -----          -----------
Frank J. Drohan          62        Chairman and Chief Executive
                                     Officer

Charles P. Kuczynski     54        Vice President, Secretary
                                     and Director

Louis J. Lombardo        62        Director

Salvatore J. Bucchere    64        Director

Kevin O'C. Green         59        Director


EXECUTIVE COMPENSATION

The following table sets forth information relating to the aggregate compensation received by the then current Executive Officers of the Company for services in all capacities during the Company's three fiscal years indicated for (i) the Chief Executive and Financial Officer, and (ii) each then current executive officer whose total cash compensation exceeded $100,000.


                                   SUMMARY COMPENSATION TABLE
      (a)                (b)        (c)        (d)       (e)          (f)          (g)
                                                    Accrued Salary   Option
Name and Principal                Salary(1)   Bonus   Payable(1)     Awards(2)    Total
Position                 Year       ($)        ($)       ($)          ($)          ($)
-------------------      ----     ---------   ----- -------------    ------    ----------

Chief Executive and
Financial Officer

                         2006     $26,042       0     98,958         $ 7,500     $132,500
                         2005     $     0       0    125,000         $    0      $125,000
                         2004     $79,167       0     45,833         $    0      $125,000

(1) Amounts included under Column (c) represent cash salary payments and amounts included under Column (e) represent unpaid salary which has been accrued on Omagine's books.

(2) Column (f) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under SFAS No. 123(R), and not an amount paid to or realized by the named Executive Officer. The amount shown represents awards granted prior to 2006. There can be no assurance that the amounts determined by SFAS No. 123(R) will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1- STOCK-BASED COMPENSATION
     - to the Company's audited financial statements for the fiscal year ended December 31, 2006.

                             (17)

Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (g) of the foregoing table as to any person specifically named in such table.

EMPLOYMENT AND CONSULTING AGREEMENTS

In September 2001, Omagine entered into an employment agreement (the "Drohan Agreement") with Mr. Frank J. Drohan, Chief Executive Officer of the Company. Pursuant to the Drohan Agreement, Omagine is obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of net sales and earnings before taxes. Mr. Drohan's employment agreement provides for an option to purchase 100,000 shares of Common Stock at $0.25 per share during each of the first 5 years of the employment term, and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf. By mutual agreement between the Company and Mr. Drohan, effective October 1, 2004, the Drohan Agreement was modified and, except for a six week period in 2006, the Company suspended salary payments to Mr. Drohan and Mr. Drohan continued to provide services to the Company pursuant to the Drohan Agreement. From November 1, 2004 until July 31, 2007, the Company accrued Mr. Drohan's unpaid salary. The Company has agreed to pay such accrued salary to Mr. Drohan without interest when, and if, the Company has the financial resources to do so. Effective August 1, 2007, the Company re-instituted regular salary payments to Mr. Drohan.

Pursuant to a written employment agreement effective September 1, 2001 (the "Kuczynski Agreement"), Omagine was obligated through December 31, 2009 to pay its Vice-President & Secretary, Mr. Kuczynski, an annual base salary of $75,000, plus an additional bonus based on a combination of net sales and earnings before taxes. The Kuczynski Agreement was terminable by the Company as of December 31, 2003 provided that the Company's net sales for 2003 were not at least $1,000,000. Mr. Kuczynski's employment agreement provided for an option to purchase 50,000 shares of Common Stock at $0.25 per share during each of the first 5 years of the employment term (the "Kuczynski Options"). By mutual agreement between the Company and Mr.

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

Kuczynski, effective October 1, 2004, the Kuczynski Agreement was canceled, the Company discontinued making salary payments to Mr. Kuczynski, Mr. Kuczynski continued to provide consulting services to the Company and the Company agreed to keep the Kuczynski Options in effect until Mr. Kuczynski ceased to be either a consultant or employee of the Company. The Company has accrued $46,672 of unpaid salary due to Mr. Kuczynski and has agreed to pay such unpaid and accrued salary to Mr. Kuczynski without interest when, and if, the Company has the resources to do so. From November 1, 2004 until July 31, 2007, the Company engaged the services of Mr. Kuczynski as a consultant.. The Company has made payments to him for such consulting services which included services similar to those he provided as an Omagine employee plus services associated with Contact and JOL. Effective August 1, 2007, the Company re-employed Mr. Kuczynski at an annual salary of $85,000. Provided the Company is successful in signing the Development Agreement with the Government of Oman for the Omagine Project, the Company will enter into a new employment agreement with Mr. Kuczynski on terms and conditions to be negotiated but which will give effect to Mr. Kuczynski's valuable past and future services to the Company and to its efforts to finalize the Omagine Project.

Pursuant to a written employment agreement effective September 1, 2001 (the "Giscombe Agreement"), Contact was obligated through December 31, 2006 to pay its President and Chief Operating Officer, Mr. Kye Giscombe, an annual base salary of $75,000, plus an additional bonus based on a combination of Contact's net sales and earnings before taxes. The Giscombe Agreement was terminable by the Company as of December 31, 2003 provided that the Company's net sales for 2003 were not at least $1,000,000. Mr. Giscombe's employment agreement provided for an option to purchase 50,000 shares of Omagine's Common Stock at $0.25 per share during each of the first 5 years of the employment term (the "Giscombe Options"). By mutual agreement between the Company and Mr. Giscombe, effective October 1, 2004, the Giscombe Agreement was cancelled and the Company discontinued making salary payments to Mr. Giscombe. Beginning November 1, 2004 and continuing through April 30, 2006, the Company had engaged the services of Mr. Giscombe as a consultant and the Company had made payments to him for consulting services which comprised services essentially identical to those he provided to Contact as a Contact employee. Pursuant to a May 1,

                             (19)

2006 letter agreement Mr. Giscombe was rehired by Contact as an "at will" employee without any employment agreement. Pursuant to the Stock Option Plan, the Company had agreed to keep the Giscombe Options in effect until Mr. Giscombe ceased to be either a consultant or employee of Contact. Provided Contact was successful in its "branded-product" business, the Company intended to enter into a new employment agreement with Mr. Giscombe. Contact was not successful in its "branded-product" business and in July 2006 Mr. Giscombe ceased to be either an employee or consultant of Contact or the Company. The Giscombe Options expired unexercised in 2006 in accordance with their terms.

In February 2004, Contact hired Edward Baker ("Baker") as its Vice President of Sales. Contact and Baker entered into an interim employment agreement covering the period February 9, 2004 to June 30, 2004 and providing for customary fringe benefits (the "Interim Agreement"). At June 30, 2004, Contact and Baker agreed to extend the Interim Agreement. In accordance with a Letter Agreement (the "January Letter Agreement") dated January 15, 2005, Baker ceased to be an employee of Contact or the Company effective January 15, 2005. Effective January 16, 2005, Baker became a consultant to Contact, providing services similar to those performed by him as a Contact employee. Pursuant to the January Letter Agreement, Omagine also granted Baker an option to purchase up to 50,000 shares of its common stock at a purchase price of $.10 per share (the "Baker Option"), such option valid until January 30, 2007 but exercisable only if Baker is employed by, or engaged as a consultant to, Contact at the time of such exercise. Pursuant to a May 4, 2006 letter agreement (the "May Letter Agreement") Mr. Baker was re-engaged by Contact as a consultant and the Company agreed to keep the Baker Option in effect until Mr. Baker ceased to be either a consultant or employee of Contact. Provided Contact met its sales goals in its "private-label" business, the Company intended to enter into a new employment agreement with Mr. Baker. Contact did not attain its sales goals for 2006 in its "private-label" business and in December 2006 Mr. Baker ceased to be either an employee or consultant of Contact. In December 2006, the Baker Option expired unexercised in accordance with its terms.



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

CONSULTING AGREEMENTS:

The Company is or was a party to several consulting agreements with different parties as follows:

A. Consulting Agreement:
Omagine entered into a three-year consulting agreement beginning
March 1, 2002 which was terminated on April 30, 2004 by a settlement agreement. Pursuant to the settlement agreement
Omagine issued a warrant entitling the consultant to purchase up to 500,000 shares of Common Stock at $0.14 per share. The warrant expired unexercised on April 29, 2006.

B. Consulting Agreement:
On June 1, 2004 Omagine entered into a two-year consulting agreement which was terminated on April 1, 2005. Pursuant to the agreement Omagine issued a warrant to the consultant for 250,000 shares of Common Stock at an exercise price of $0.14 per share. The warrant expired unexercised on May 31, 2006. Effective December 29, 2003 JOL entered into a two-year consulting agreement with the same consultant which agreement was terminated on April 2, 2005. Pursuant to that agreement Omagine issued warrants (in exchange for JOL warrants) to the consultant for a total of 62,235 shares of Common Stock at an exercise price of $1.00 per share. These warrants expired unexercised on June 8, 2007.

C. Consulting Agreement:
Effective December 20, 2004 the Company entered into a two-year agreement whereby the consultant would assist the Company in its financial public relations, marketing, promotional and capital raising activities. This agreement expired in accordance with its terms on December 19, 2006. Pursuant to the agreement Omagine issued 100,000 shares of its unregistered and restricted Common Stock to the consultant and issued the consultant a warrant for 20,000 shares of Common Stock at an exercise price of $0.20 per share. The warrant expires on December 19, 2007.

D. Consulting Agreement:

Effective March 19, 2007 Omagine entered into a consulting agreement with Mr. Sam Hamdan (the "Hamdan Agreement") whereby
(i) Mr. Hamdan will provide ongoing consulting services to the

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

Company, and (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the Company's President and Chief Operating Officer. Pursuant to the Hamdan Agreement, the Company issued Hamdan options to purchase up to 800,000 shares of Omagine's Common Stock at $0.25 per share (the "Hamdan Option"), exercisable ratably at 160,000 shares per year during the first 5 years subsequent to the Hamdan Agreement. The Hamdan Option is exercisable only if (i) the Hamdan Agreement is in effect, or (ii) Hamdan is an Omagine employee.

EMPLOYEE BENEFITS

The Company provides and pays for group medical insurance for all employees choosing to participate in its plan.

STOCK OPTION GRANTS

The Company instituted the "Alfa International Corp. 2003 Stock Option Plan" (the "Stock Option Plan"). The Stock Option Plan provides for the granting of Incentive Stock Options and Non-qualified Stock Options to all employees and others who perform key services, to purchase up to 2,500,000 shares of Common Stock at an exercise price equal to at least the fair market value of a share of Common Stock on the date of grant. Exercise prices for incentive options for holders of more than 10% of the outstanding Common Stock must be at least 110% of the fair market value on the date of grant. Incentive stock options are exercisable in 20% increments commencing one year after the date of grant and generally expire five years after the date of grant. The Stock Option Plan was approved by the Company's shareholders and expires on February 28, 2014.

On October 30, 2007, the Company issued 30,000 non-qualified stock options to Mr. Salvatore J. Bucchere, an outside director and 30,000 non-qualified stock options to Mr. Kevin O'C. Green an outside director. The options are exercisable at a price of $0.90 per share and exercisable ratably at 10,000 shares per year during the first 3 years subsequent to the date of grant and expire five years after the date of grant. 10,000 of such options are currently exercisable by each of Mr. Green and Mr. Bucchere. The remaining 20,000 of such options for each of Mr. Bucchere and Mr. Green shall become exercisable as follows:


                             (22)

10,000 on January 1, 2008; and 10,000 on January 1, 2009.

On March 19, 2007, in accordance with the Hamdan Agreement, Omagine issued Mr. Sam Hamdan options to purchase up to 800,000 shares of Omagine's Common Stock at $0.25 per share exercisable ratably at 160,000 shares per year during the first 5 years subsequent to the Hamdan Agreement. These options are exercisable only if (i) the Hamdan Agreement is in effect, or
(ii) Hamdan is an Omagine employee. 160,000 of such options are currently exercisable.

On December 16, 2005, in accordance with a contract ("Contract"), Omagine granted Agora Public Relations an option to purchase up to 200,000 shares of Common Stock at a purchase price of $0.82 per share (the "Agora Options"). Pursuant to an agreement dated August 27, 2007 covering the period beginning December 16, 2005 and ending December 31, 2007, Omagine (i) issued Agora 200,000 shares of Common Stock (the "Agora Shares") as compensation for services rendered through December 15, 2006, (ii) continued the Agora Options in effect and (iii) Agora acknowledged and agreed that (a) the Agora Shares, and (b) the Common Stock issuable upon exercise of the Agora Options, will all be "restricted securities" within the meaning of the Securities Act of 1933, as amended. The Agora Options are fully vested as of the date hereof and may be exercised in whole or in part at any time before December 31, 2011 (the "Expiry Date"). Any unexercised Agora Options will terminate on the Expiry Date.

In July 2005, the Company issued 30,000 non-qualified stock options to Mr. Louis J. Lombardo, an outside director. The options are exercisable at a price of $1.00 per share and expire five years after the date of the grant. All 30,000 of Mr.
Lombardo's options are currently exercisable.

On January 16, 2005, Omagine granted Mr. Edward T. Baker an option to purchase up to 50,000 shares of Common Stock at a purchase price of $0.10 per share. Mr. Baker is no longer an employee or consultant of Contact and this option expired unexercised in December 2006.

In November 2004, the Company issued 30,000 non-qualified stock options to Mr. Salvatore J. Bucchere, an outside director and


                             (23)

30,000 non-qualified stock options to Mr. Kevin O'C. Green an outside director. The options are exercisable at a price of $0.17 per share and expire five years after the date of grant.
All such options are currently exercisable.

In September 2001 in connection with their employment agreements, the Company issued non-qualified stock options to Messrs. Drohan, Giscombe and Kuczynski to purchase a total of 1,000,000 shares of the Company's Common Stock. The options are exercisable at a price of $0.25 per share, vest ratably over five years and expire ten years after the date of grant. Mr. Giscombe's 250,000 options expired unexercised in 2006. The 500,000 options held by Mr. Drohan and the 250,000 options held by Mr. Kuczynski are all currently exercisable.

In 1997, in connection with the settlement of an outstanding obligation with Brown & Bain, P.A, the Company granted Brown & Bain the option to purchase 125,000 shares of the Company's Common Stock at $0.10 per share. This option expires on November 5, 2007 and is currently exercisable.

As of December 31, 2006, there were no incentive stock options outstanding under the Stock Option Plan, and there were 1,165,000 non-qualified options issued and outstanding as follows:

Name               No. of options  Option Price   Date of Grant
--------------     --------------  ------------   -------------
Brown & Bain          125,000         $0.10        11/6/1997
Frank Drohan          500,000         $0.25         9/l/2001
Charles Kuczynski     250,000         $0.25         9/l/2001
Salvatore Bucchere     30,000         $0.17        11/1/2004
Kevin Green            30,000         $0.17        11/1/2004
Louis Lombardo         30,000         $1.00         7/1/2005
Agora P. R.           200,000         $0.82       12/16/2005

Security Ownership and Certain Beneficial Owners and Management.

The following table sets forth, as of December 31, 2006, the number of shares of Common Stock beneficially owned by (a) owners of more than five percent of the outstanding Common Stock who are known to the Company and (b) the Directors of the Company, individually, and the officers and Directors of the

                             (24)

Company as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares.


                                Beneficial
Name and Address                Ownership (7)           Percent
----------------               --------------           -------
Frank J. Drohan (1)(3)         6,048,006                18.8%

Charles P. Kuczynski (l)(4)      613,669                 1.9%

Salvatore S. Bucchere (1)(5)      51,644                 0.2%

Louis J. Lombardo (1)(6)         281,300                 0.9%

Kevin O. Green (1)(5)             77,016                 0.2%

Robert F. Peacock (2)          1,982,500                 6.2%

Muftah Benomran (2)            4,661,078                14.5%

Mohammed K. Al-Sada (2)        3,111,292                 9.7%

Mahmoud Gebril El-Warfally (2) 1,936,637                 6.0%

All officers and Directors
As a Group of 5 Persons        7,071,635                22.0%

(1) The address for each of these individuals is c/o the Company and each is a director of Omagine. Messrs. Drohan and Kuczynski are officers of Omagine.

(2) The address for each of these individuals is c/o the Company.

(3) Does not include Mr. Drohan's 500,000 currently exercisable stock options granted under his employment Agreement. All such options are exercisable at $0.25 per share.

(4)  Does not include Mr. Kuczynski's currently exercisable
250,000 stock options granted to him under his employment agreement. All such options are exercisable at $0.25 per share.


                             (25)

(5) Does not include the 60,000 currently exercisable stock options (30,000 held by Mr. Bucchere and 30,000 held by Mr. Green) granted to them in 2004 for their service as outside directors. All such options are exercisable at $0.17 per share.

(6) Does not include Mr. Lombardo's 30,000 currently exercisable stock options granted to him upon his election as an outside director. All such options are exercisable at $1.00 per share.

(7) None of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3 (d) (1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

Certain Relationships and Related Transactions

Journey of Light, Inc.

On October 11, 2005 the Company acquired Journey of Light, Inc. ("JOL") as a wholly owned subsidiary. In connection with the acquisition of JOL, Omagine issued 16,284,278 shares of its Common Stock to the shareholders of JOL in exchange for all of the outstanding capital stock of JOL. As disclosed in Omagine's Report on Form 8-K dated October 11, 2005, Frank J. Drohan, President and a Director of Alfa was a JOL shareholder at the time of the acquisition. In addition, Charles P. Kuczynski, Vice-President and a Director of Omagine and Salvatore J. Bucchere a Director of Omagine were also each shareholders of JOL at the time of the acquisition. The terms of the acquisition are more fully described in the Agreement and Plan of Merger dated May 19, 2005 by and among Omagine, JOL and the Merger-Sub, a copy of which has been previously filed as an exhibit to Omagine's Report on Form 8-K dated May 27, 2005.

AmeriCapital Renaissance Group, LLC

A Financial Advisory Services Agreement (the "Advisory Agreement") between JOL and AmeriCapital Renaissance Group, LLC ("AmeriCapital"), a New York limited liability corporation was executed in February 2006. In March 2007, the parties agreed that the Advisory Agreement was terminated effective March 15, 2007. On April 12, 2007 the Company received an e-mail

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

communication from the President of AmeriCapital which, to the best of the Company's understanding, seemed to indicate his disavowal of the agreement. Further meetings and discussions in May 2007 between the President of AmeriCapital and Mr. Kuczynski and Mr. Bucchere confirmed this understanding but the promised written agreement from AmeriCapital's president memorializing the termination of the Advisory Agreement never materialized. Subsequent repeated attempts to communicate with AmeriCapital's president have failed and his whereabouts and/or business activities are unknown to the Company. It is the Company's belief that AmeriCapital is no longer in business. The Company and JOL consider the Advisory Agreement to be null and void for a variety of reasons but no absolute assurance can be given at this time that this matter will be resolved amicably. Given AmeriCapital's failure to write down that to which it verbally agreed on numerous occasions, its intentions are unclear and JOL is unable to ascertain them. While management deems it unlikely at this time, litigation may result as the only feasible method of resolution of this matter. Although management has not yet consulted with counsel on this matter, the Company believes that neither it nor JOL has any liability toward AmeriCapital or its President and that the Advisory Agreement is null and void. The loss of AmeriCapital's services as contemplated by the Advisory Agreement will not have a material, adverse impact on JOL's or the Company's business or operations.

The Renaissance Team, Inc.

Mr. Sam Hamdan, who has a consulting agreement with Omagine and who, under certain circumstances, may become Omagine's president is also the president of The Renaissance Team, Inc., a privately held company ("TRT"). Frank J. Drohan ("Drohan"), Omagine's President and Chief Executive Officer, is the Chairman of TRT and Charles P. Kuczynski, Omagine's Vice- President and Secretary, is the Secretary of TRT. TRT was organized in December 2006 by Mr. Hamdan and Mr. Drohan and its business is not in competition with that of the Company. Mr. Drohan's employment agreement with the Company permits him to be involved in any other business enterprise that does not compete with the Company. Each of Mr. Hamdan and Mr. Drohan own 50% of TRT's equity and, as of the date hereof, TRT is in the process of concluding the acquisition of the business and certain assets of The Global Leadership Team, Inc. ("GLT"). Mr. Hamdan is

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

currently the president and sole shareholder of GLT (www.gltweb.com). Prior to the organization of TRT, Mr. Hamdan and GLT had performed significant services, including branding, strategic consulting, strategic visioning, marketing, financial and project finance planning, public relations, event management and management consulting services for JOL with respect to the proposed Qutopia Project in Qatar and the Omagine Project in Oman. On March 19, 2007, concurrent with the execution of the Hamdan Agreement, Omagine entered into another agreement with GLT and Hamdan (the "Subscription Agreement") whereby pursuant to the Subscription Agreement, the unpaid account payable of $245,449 due to GLT from JOL for services rendered between 2003 and 2006 was extinguished and exchanged for 2,454,490 shares of Omagine Common Stock. There have been no transactions between TRT and the Company to date, but based upon JOL's use of GLT's services in the past - and assuming TRT's ultimate acquisition of GLT's business - the Company anticipates that such transactions will occur in the future. Hamdan, Drohan and TRT have agreed with respect to any such possible future transaction(s) between TRT and the Company or Omagine S.A.O.C. (a "Related Party Transaction") that any such Related Party Transaction will be structured such that it provides substantially better terms and conditions to the Company or Omagine S.A.O.C. than would otherwise be available to the Company or Omagine S.A.O.C. if the Company or Omagine S.A.O.C. were to negotiate and conclude such Related Party Transaction on an "arms-length" basis with a company with which Mr. Hamdan and/or Mr. Drohan were not associated. Furthermore, any such Related Party Transaction will be in compliance with the Company's Code of Ethics.

RELATED PARTY PAYABLES

At December 31, 2006, the Company has included $372,070 in its balance sheet as related party payables representing accrued and unpaid salary and unreimbursed expenses due to Mr. Drohan and Mr. Kuczynski and accrued and unpaid fees and unreimbursed expenses due to its outside directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more

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

than 10% of a registered class of the Company's equity securities, to file annually reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon the copies of Section 16(a) reports which the Company received from such persons or written representations from them regarding their transactions in the Company's Common Stock, we believe that based on copies of such filings received by the Company, all Section 16(a) filing requirements for the period from January 1, 2006 through December 31, 2006 applicable to the Company's officers, directors and greater than 10% beneficial owners have been met as of the date hereof.

STOCKHOLDER PROPOSALS

The Annual Meeting for Fiscal 2006 will be held on December 14, 2007. The Annual Meeting for Fiscal 2007 is anticipated to be held on or about June 1, 2008 Stockholder proposals that are intended to be presented at the Company's 2007 Annual Meeting must be received by the Company's Secretary, Charles P. Kuczynski, at 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118, no later than March 1, 2008, in order that they may be included in the proxy statement and form of proxy relating to the Annual Meeting for Fiscal 2007.

ANNUAL REPORT TO STOCKHOLDERS

The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2006 was filed with the Securities and Exchange Commission. A copy of such Report accompanies this Proxy Statement.

OTHER MATTERS

The cost of this Proxy Statement and related mailing to shareholders will be borne by the Company.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in


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

accordance with the judgments of the proxy holders. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

                /s/ Charles P. Kuczynski, Secretary


New York, N.Y.
September 27, 2007





























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